Exhibit 8.2

[Wachtell, Lipton, Rosen & Katz Letterhead]

June 29, 2006

North Fork Bancorporation, Inc.

275 Broadhollow Road

Melville, New York 11747

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Capital One Financial Corporation, a Delaware corporation (“Capital One”), relating to the proposed merger of North Fork Bancorporation, Inc., a Delaware corporation, with and into Capital One, with Capital One surviving the merger.

We have participated in the preparation of the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz